CONTRIBUTION AGREEMENT


                                  by and among

                   NATUS CORPORATION, a Minnesota corporation


                                       and


          ACM INVESTMENTS, L.L.C., an Arizona limited liability company


                              Dated March 12, 1996




                             CONTRIBUTION AGREEMENT


      THIS CONTRIBUTION AGREEMENT is entered into by and between Natus Corporation, a Minnesota corporation ("Old Natus"), and ACM Investments, L.L.C., an Arizona limited liability company ("ACM"). This Agreement and the Operating Agreement are entered into and shall be effective simultaneously with each other as of this, the 12th day of March, 1996 ("Contribution Date").

                                    RECITALS

      A. Old Natus is engaged in the Business (as defined below).

      B. Old Natus desires to obtain additional capital and financing with respect to the Business.

      C. ACM desires to provide additional capital and financing with respect to the Business, and to acquire an interest in the Business.

      In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, Old Natus and ACM agree as follows:




                                    Article 1
                                   DEFINITIONS

            Unless otherwise defined herein, capitalized terms used in this Agreement that are defined in the Operating Agreement are used herein as so defined. For the purpose of this Agreement, the following terms have the following meanings:

         "ACM" means ACM Investments, L.L.C., an Arizona limited liability company.

         "Affiliate" shall have the meaning set forth in Section 1.7 of the Operating Agreement.

         "Agreement" means this Contribution Agreement, as it may be amended from time to time, complete with all Schedules hereto.

         "Balance Sheet" shall have the meaning set forth in Section 6.6 of this Agreement.

         "Balance Sheet Date" shall have the meaning set forth in Section 6.6 of this Agreement.

         "Business" shall mean the business of Old Natus in (i) direct selling (by virtue of multi-level marketing or otherwise) and distribution of skin-care products, vitamins and related products, and (ii) the marketing and distribution of Patches in the Exclusive Market, as such terms are defined in the Distribution Agreement.

         "Business Assets" shall have the meaning set forth in Section 3.1 of this Agreement.

         "Capital Contribution" shall mean the Capital Contributions of Old Natus and ACM as set forth in Sections 2.2 and 2.3 of this Agreement.

         "Claims" shall have the meaning set forth in Section 3.1(d) of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contribution Date" shall have the meaning set forth in the Preamble to this Agreement.

         "Conveyance Instruments" shall have the meaning set forth in Section
4.2 of this Agreement.

         "Co-Sale Notice" shall have the meaning set forth in Section 9.2 of this Agreement.

         "Distribution Agreement" means that certain Distribution Agreement of even date by and among Old Natus, New Natus and LecTec Corporation, a Minnesota corporation, as it may be amended from time to time, complete with Schedules thereto.

         "Encumbrances" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Equipment" shall have the meaning set forth in Section 3.1(a) of this Agreement.

         "Exercise Notice" shall have the meaning set forth in Section 9.2 of this Agreement.

         "Exercise Period" shall have the meaning set forth in Section 9.2 of this Agreement.

         "Indemnitee" shall have the meaning set forth in Section 8.1(b) of this Agreement.

         "Indemnitor" shall have the meaning set forth in Section 8.1(b) of this Agreement.

         "Intangible Property" shall have the meaning set forth in Section 3.1(c) of this Agreement.

         "Inventory" shall have the meaning set forth in Section 3.1(b) of this Agreement.

         "Law" or "Laws" shall have the meaning set forth in Section 6.15 of this Agreement.

         "Merchant Account" shall have the meaning set forth in Section 4.3 of this Agreement.

         "Mishkin" shall mean Alan R. Mishkin.

         "Mishkin Affiliate" shall mean:

                  (a) Mishkin;

                  (b) any Affiliate of Mishkin;

                  (c) any member of Mishkin's immediate family; or

                  (d) any trust established by Mishkin for the benefit of any other Mishkin Affiliate.

         "Mishkin Interests" shall have the meaning set forth in Section 9.1.

         "New Natus" means Natus, L.L.C., a limited liability company to be formed pursuant to the laws of the state of Arizona.

         "Old Natus" means Natus Corporation, a Minnesota corporation.

         "Operating Agreement" means the Operating Agreement of New Natus.

         "Pre-Contribution Tax Period" means any tax period ending on or before the close of business on the Contribution Date, or, in the case of any tax period which includes, but does not end on, the Contribution Date, the portion of such period up to and including the Contribution Date.

         "Receivables" shall have the meaning set forth in Section 3.1(f).

         "Restricted Sale" shall have the meaning set forth in Section 9.1.

         "Returns" shall have the meaning set forth in Section 6.8(a)(i).

         "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other Person.



                                    Article 2
                             FORMATION OF NEW NATUS

            2.1 Formation of New Natus. ACM shall form New Natus, on behalf of ACM and Old Natus.

            2.2 Capital Contribution of Old Natus. Old Natus shall contribute, as a contribution to the capital of New Natus, the Business, pursuant to the terms of this Agreement, in exchange for a fifteen percent (15%) interest in the profits and losses of New Natus, and an interest in the distributions and capital of New Natus as set forth in Section 2.6 of this Agreement. The net value of Old Natus's capital contribution (as reflected on the Balance Sheet) is ________________ Dollars ($______________), which amount shall be adjusted to reflect changes in the components of the Balance Sheet as of the Contribution Date made in the ordinary course of business.

            2.3 Capital Contribution of ACM. ACM shall contribute an amount not to exceed the sum of One Million and No/100ths Dollars ($1,000,000.00) in cash to the capital of New Natus on an "if and as needed basis," provided, however, that within six (6) months, Natus Manager (as defined in Section 2.5 hereof) shall prepare a business plan and budget ("Budget") reflecting the intent of the parties hereto to increase the business of New Natus, and thereafter, ACM shall contribute such amounts to the capital of New Natus as required by the Budget of New Natus (provided New Natus achieves the anticipated results set forth in the Budget) in exchange for an eighty-five percent (85%) interest in the profits and losses of New Natus, and an interest in the distributions and capital of New Natus as set forth in Section 2.6 of this Agreement.

            2.4 Change of Name. Old Natus shall, simultaneously with the closing of the transactions contemplated by this Agreement, change its name to a name not using the tradename "Natus" or any other tradename transferred to New Natus pursuant to the terms of this Agreement.

            2.5 Management of New Natus. New Natus shall be a manager-managed limited liability company. The manager of New Natus shall be a new Arizona corporation to be formed ("Natus Manager"), which will be owned eighty-five percent (85%) by ACM and fifteen percent (15%) by Old Natus. The initial Board of Directors of Natus Manager will be comprised of four members, at least three of whom shall be elected by ACM. For such time as (a) the aggregate amount of cash and the aggregate Gross Asset Value of any New Natus property distributed to Old Natus pursuant to any provision of the Operating Agreement is less than the Capital Contributions of Old Natus, or (b) the Distribution Agreement remains in full force and effect as to Old Natus and New Natus, Old Natus shall have the right to elect one member to the Board of Directors of Natus Manager, subject to the approval of such proposed member by the majority shareholder of Natus Manager. Alan R. Mishkin shall be the Chairman of the Board of Directors of Natus Manager. New Natus shall have the following officers:

            Officer                Office
            Alan R. Mishkin        Chief Executive Officer
            Richard J. Bennetts             President

            Kathleen Billings      Vice President--Marketing and Products
                                                      Development
            Ryan Wuerch            Vice President--Sales
            Stanley Lumpp          Vice President--Distribution

            2.6 New Natus Distributions.

                        (a) ACM and Old Natus anticipate that in the first years
            of operation, net cash flow of New Natus may not be distributed, but instead may be reinvested in the Business. To the extent cash from operations is available for distribution, such cash shall be distributed to the Members in accordance with their Membership Interests.

                        (b) If New Natus sells all or substantially all of the
            Business or its assets, or upon a liquidation of New Natus, the net proceeds from such sale or liquidation shall be distributed in accordance with Section 9.3 of the Operating Agreement.


                                    Article 3
                         BUSINESS ASSETS AND LIABILITIES

            3.1 Assets Included. The "Business Assets" shall consist of all right, title and interest of Old Natus as of the Contribution Date in and to the following specifically identified assets:

                       (a) all equipment, furniture, and other tangible property used in connection with the Business as listed in Schedule 3.1(a) of this Agreement (collectively, "Equipment");

                       (b) the raw materials, finished goods, work-in-process, supplies, and inventories of Old Natus as described in Schedule 3.1(b) hereto (collectively, "Inventory");

                       (c) those patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, and any applications for the same, used by Old Natus in the Business as described in Schedule 3.1(c) of this Agreement, and all goodwill associated with such intangible property (collectively, "Intangible Property");

                       (d) all of Old Natus's rights, claims, credits, causes of action, or rights of setoff against third parties relating to the Business, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties as described in Schedule 3.1(d) hereto (collectively, "Claims");

                       (e) those contracts, agreements, leases, licenses, and other instruments, arrangements, and commitments being assumed by New Natus with respect to the Business Assets, including without limitation all distributors of the Business, as set forth on Schedule 3.1(e) of this Agreement;

                       (f) all accounts receivable arising out of sales in the ordinary and usual course of the operation of the Business prior to the close of business on the Contribution Date (collectively, "Receivables"), as set forth in
Schedule 3.1(f) of this Agreement;

                       (g) all prepaid expenses arising from payments made by Old Natus in the ordinary and usual course of the operation of the Business prior to the close of business on the Contribution Date for goods or services, as set forth in Schedule 3.1(g) of this Agreement;

                       (h) all payments received by Old Natus with respect to products of the Business that have not been shipped as of the Contribution Date, as set forth in Schedule 3.1(h) of this Agreement;

                       (i) originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in the Business, including without limitation, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to Tax, any information that is necessary for the preparation of any Tax returns to be filed by New Natus after the Contribution Date or the determination of the Tax basis of the Business Assets; and

                       (j) all lists of present, and, to the extent available, future distributors, customers and suppliers associated with the Business Assets, as set forth in Schedule 3.1(j) of this Agreement.

            3.2 Liabilities of Old Natus. New Natus shall not assume any liabilities whatsoever of Old Natus other than the obligations of Old Natus with respect to the outstanding and unfilled purchase orders described in Schedule
3.2 hereto. Old Natus shall pay all of its liabilities not assumed by New Natus and not contested in good faith.


                                    Article 4
                       CONTRIBUTION OF ASSETS BY OLD NATUS

            4.1 Contribution of the Business Assets. Subject to the terms and conditions of this Agreement, on the Contribution Date, Old Natus shall assign, transfer, and deliver to New Natus, as a Capital Contribution, free and clear of all title defects, objections, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever (collectively, "Encumbrances"), but on an "as is, where is" basis (except as otherwise set forth in Sections 6.2, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.16, 6.17, 6.18, and 8.2 herein and the Schedules hereto) all of the Business Assets.

            4.2 Conveyance Instruments. To effectuate the contribution of the Business Assets as contemplated by this Article 4, Old Natus will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated the Contribution Date (collectively, "Conveyance Instruments"), as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confirm title to the Business Assets to New Natus.


                                    Article 5
                    EVENTS OCCURRING ON THE CONTRIBUTION DATE

            5.1 Deliveries by Old Natus. On the Contribution Date, Old Natus shall deliver to ACM and New Natus the following:

                       (a) the Conveyance Instruments to effect the contribution of the Business Assets to New Natus, such Conveyance Instruments to be those reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to, counsel to the parties;

                       (b) a copy of the resolution of the Board of Directors of Old Natus, certified by its Secretary, approving the transfer of the Business Assets to New Natus;

                       (c) a certificate from Old Natus stating that, to the best of its information and belief, its representations and warranties are true, complete, and accurate in all material respects at and as of the Contribution Date;

                       (d) an executed copy of the Operating Agreement;

                       (e) a copy of the Distribution Agreement executed by LecTec Corporation and Old Natus;

                       (f) the executed counterpart copies of all consents, approvals, authorizations, and permits, if any, from third parties required to be obtained to effectuate the conveyance of the Business Assets;

                       (g) the opinions of counsel for Old Natus as described in
Schedule 5.1(g) hereto, dated the Contribution Date, in form and substance reasonably satisfactory to counsel for ACM;

                       (h) all other previously undelivered items required to be delivered by Old Natus at or prior to the Contribution Date pursuant to the terms of this Agreement and the Operating Agreement.

            5.2 Deliveries by ACM. On the Contribution Date, ACM shall deliver to Old Natus and New Natus the following:

                       (a) an executed copy of the Operating Agreement;

                       (b) an executed copy of the Distribution Agreement;

                       (c) a copy of the Articles of Organization of ACM;

                       (d) a copy of the Articles of Organization of New Natus;

                       (e) the opinions of counsel for New Natus as described in
Schedule 5.2(d) hereto, dated the Contribution Date, in form and substance reasonably satisfactory to counsel for Old Natus;

                       (f)a copy of the Articles of Incorporation and Bylaws of Natus Manager; and



                                    Article 6
                   REPRESENTATIONS AND WARRANTIES OF OLD NATUS

            6.1 Due Authorization. Old Natus is a corporation duly formed and organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power and authority to own its assets and carry on its business as such business has been conducted.

            6.2 Title to the Business Assets. As of the Contribution Date, Old Natus will have good and marketable title to the Business Assets free and clear of all Encumbrances.

            6.3 Qualification. Old Natus is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducted its business (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole).

            6.4 Valid, Binding and Enforceable. This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Old Natus pursuant to the terms of this Agreement, when executed by ACM, will constitute, the legal, valid and binding obligation of Old Natus, enforceable against Old Natus in accordance with its terms, except as limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights.

            6.5 No Violations. Neither the execution or delivery of this Agreement or the Operating Agreement nor the consummation of the transactions contemplated hereby or thereby:

                       (a) requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of Old Natus;

                       (b) violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of Old Natus, violates or will violate any Law of any governmental or regulatory authority to which Old Natus, or any of its properties or assets are subject;

                       (c) violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Certificate of Incorporation or Bylaws of Old Natus; or

                       (d) (i) violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which Old Natus is a party and which affects the Business, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of Old Natus which violation, breach, default, liability, or obligation, individually or in the aggregate, is or would be material to the business or financial condition of the Business taken as a whole.

            6.6 Financial Statements. Old Natus has heretofore delivered to ACM a pro forma balance sheet ("Balance Sheet") for Old Natus as of [December 31, 1995] ("Balance Sheet Date"), and the related statements of operations for Old Natus for the year ended June 30, 1995 and for the six month period and ending December 31, 1995. The financial statements referred to in the preceding sentence are hereinafter collectively referred to as the "Natus Financial Statements," and copies of the Natus Financial Statements are annexed hereto as
Schedule 6.6. Each of the Natus Financial Statements was prepared from the books and records of Old Natus in conformity with generally accepted accounting principles (as such principles apply in the context of the financial statements of a subsidiary included within the consolidated financial statements of its parent) consistently applied and fairly present the financial condition and results of operations of Old Natus and the Business for the periods and as of the dates stated therein.

            6.7 Absence of Certain Changes or Events. Since the Balance Sheet Date, Old Natus has operated the Business in the ordinary course consistent with past practice, and Old Natus has not, except as contemplated herein or as set forth in Schedule 6.7:

                       (a) suffered any material adverse change in the Business or any event or condition of any character, which, individually or in the aggregate, has had or might reasonably be expected to have a material adverse effect on the financial condition of the Business taken as a whole;

                       (b) incurred any obligations or liabilities (absolute, accrued, contingent, or otherwise) or entered into any transactions related to the Business, other than in the ordinary course of business consistent with past practices;

                       (c) paid, discharged, or satisfied any claims, obligations, or liabilities (absolute, accrued, contingent, or otherwise) related to the Business, except the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of any claims, obligations, and liabilities (i) which are reflected or reserved against in the Natus Financial Statements or (ii) which were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                       (d) permitted or allowed any of the Business Assets to be subjected to any Encumbrances or other liabilities and obligations, except in the ordinary course of business;

                       (e) written off as uncollectible, or canceled or waived, any of the Receivables or any portion thereof, or any debts or claims, except in the ordinary course of business and consistent with past practice;

                       (f) sold, conveyed, or otherwise disposed of any Business Assets, except for fair consideration in the ordinary course of business and consistent with past practice;

                       (g) disposed of or permitted to lapse any item of Intangible Property, or any license, permit, or other form of authorization to use any Intangible Property; or

                       (h) terminated or suffered a termination of (excluding a termination in accordance with its terms) or amended, any material contract, agreement or license, relating to the Business.

            6.8 Certain Tax Matters.

                       (a) Except as set forth in Schedule 6.8, Old Natus:

                              (i) has filed or will file or furnish when due in
accordance with all applicable Laws all Tax returns, statements, reports, and forms (including information returns and reports) required to be filed or furnished with respect to any Pre-Contribution Tax Period (collectively, "Returns");

                              (ii)has correctly reflected in all material
respects on the Returns (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding its income and sales and status of any other information required to be shown therein;

                              (iii) has timely paid, withheld, or made adequate
provision for all sales taxes shown as due and payable on the Returns that have been filed;

                              (iv)is not subject to any liens for Taxes on the
Business Assets;

                       (b) Old Natus is not aware of any state of facts which could give rise to any claim, audit, action, suit, proceeding, or investigation with respect to any sales or employment Tax or assessment for which New Natus could be liable.

                       (c) Schedule 6.8(c) hereto contains a list of states and other jurisdictions to which any sales tax is currently being paid by Old Natus.

            6.9 Inventory; Receivables.

                       (a) Substantially all items of Inventory are in good condition. As of the Contribution Date, the amount of Inventory shall be not less than $385,000.

                       (b) The Receivables represent bona fide obligations owed to Old Natus as to which there are no disputes, claims or offsets, except as set forth on Schedule 6.9(b).

            6.10 Intellectual Property.

                       (a) (i) Schedule 3.1(c) contains a list of all Intangible Property owned by Old Natus and all licenses and other agreements relating to use of any such Intangible Property by third parties in connection with any business which currently competes or, to the knowledge of Old Natus, is reasonably likely to compete with the Business; and

                           (ii)Schedule 6.10(a)(ii) contains a list of all
licenses and other agreements relating to Intangible Property which Old Natus is licensed or authorized to use by others.

                       (b) Except as set forth in Schedule 6.10(b),

                           (i) Old Natus (as of the Contribution Date), has or
will have the sole and exclusive right to use the Intangible Property which is referred to in Schedules 3.1(c) and 6.10(a)(ii), and the consummation of the transactions contemplated by this Agreement and the Operating Agreement will not alter or impair any such rights and will result in New Natus having the sole and exclusive right to use all such Intangible Property to the same extent it is currently used by Old Natus;

                           (ii)no claims have been asserted by any person or
entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Old Natus has no knowledge of any valid basis for any such claim; and

                           (iii) to the knowledge of Old Natus, the use of such
Intangible Property by Old Natus does not infringe on the rights of any person or entity, and Old Natus has not been notified of any potential claim of infringement.

            6.11 Documents; Commitments.

                       (a) Old Natus has delivered to New Natus the following documents, each of which is true and complete:

                           (i) copies of all documents in Schedule 6.11(a),
which is a listing of every material contract, agreement, or other commitment, written or oral, relating to the Business, to which Old Natus is a party or has succeeded to a party by assumption or assignment or in which it has a beneficial interest and excluding documents listed in any other Schedule hereto (any contract or agreement shall, for the purposes of this Agreement, be deemed material (A) if the Business taken as a whole is substantially dependent upon it, (B) if it involves a financial obligation of or benefit to the Business in excess of $10,000, (C) if the contract is not made in the ordinary course, or
(D) if it constitutes a management contract or employment contract (excluding oral agreements and agreements that arise by operation of law)); and

                           (ii)copies of all product bulletins, technical
bulletins, or other advertising or sales materials currently used in connection with the Business.

                       (b) Old Natus does not have (i) any outstanding sales contracts or commitments that are reasonably expected to result in any loss to the Business upon completion of performance thereof or (ii) any outstanding bids or sales or service proposals quoting prices that are not reasonably expected to result in a profit consistent with past practice.

                       (c) Old Natus is not restricted by agreement from carrying on the Business anywhere in the world.

            6.12 No Breach.

                       (a) Each permit, contract, agreement, deed of trust, lease, policy, license, plan, commitment, arrangement, and understanding (whether evidenced by a written document or otherwise) referred to in this Agreement or in any Schedule hereto, under which Old Natus has any right, interest, or obligation (i) is in full force and effect, and (ii) is not subject to any threatened amendment, cancellation, or outstanding dispute.

                       (b) Old Natus is not in breach of any contract or agreement, and there does not exist any default or event which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect, under any thereof, and Old Natus has used its best efforts to secure the consents (where such consents are necessary) of the other parties thereto to the consummation of the transactions contemplated by this Agreement and the Operating Agreement.

            6.13 Consents, Permits, Etc. Except as set forth in Schedule 6.13, no consent, approval, governmental filing, authorization, or permit from any person or entity is necessary for the consummation of the transactions contemplated by this Agreement or the Operating Agreement.

            6.14 Litigation. Except as set forth in Schedule 6.14, there are no suits, claims, litigation or other actions pending or, to the knowledge of Old Natus, threatened by or against, or involving Old Natus or any directors, officers, or employees thereof in their capacity as such or which question or challenge the validity of this Agreement or the Operating Agreement or any action taken or to be taken by Old Natus pursuant to this Agreement or the Operating Agreement or in connection with the transactions contemplated hereby or thereby, and to the knowledge of Old Natus, there is no valid basis for any such suits, claims, litigation or other action. It is expressly understood and agreed that New Natus is not assuming any obligations or liabilities arising from or in any way relating to the matters set forth in Schedule 6.14.

            6.15 Compliance With Applicable Law; Adverse Restrictions. Except as and to the extent set forth in Schedule 6.15, the operations of Old Natus are being conducted in material compliance with (a) all applicable permits, orders, writs, injunctions, judgments, decrees, or awards of all courts and governmental and regulatory authorities, and (b) to the knowledge of Old Natus, all laws (statutory or otherwise), ordinances, rules, regulations, bylaws, and codes of all governmental and regulatory authorities, whether federal, state, or local (individually, a "Law" and collectively, "Laws"), which are applicable to the Business Assets (including, without limitation, those related to public or occupational safety, pollution and protection of the environment, and hazardous or other waste disposal). Except as and to the extent set forth in Schedule 6.15, Old Natus has not received any written notification of any asserted present failure to comply with any Law, except for failures which in the aggregate are not and were not material to the conduct of the Business as a whole and which Old Natus has taken steps to correct or contest in good faith.

            6.16 Assets Necessary to Business. As a result of the transactions effected hereby, New Natus (a) will have title to, or a valid leasehold interest in, all tangible and intangible assets and properties relating to the Business as described on the Schedules hereto, and (b) will be a party to all agreements, in each case necessary to permit New Natus to continue to carry on the Business substantially as presently conducted.

            6.17 Consents, Authorizations, etc., Relating to the Business.
Schedule 6.17 sets forth all consents, authorizations, approvals and permits required in connection with the Business.

            6.18 Distributors, Customers and Suppliers.

                       (a) Schedule 6.18(a) sets forth a complete and accurate list of the distributors of the Business and their genealogy in the terms of revenue during the calendar year ended December 31, 1995, showing the approximate total revenue received by Old Natus from each such distributor during such fiscal year.

                       (b) Schedule 6.18(b) sets forth a list of the ten (10) largest suppliers to the Business, in terms of purchases during the calendar year ended December 31, 1995, showing the approximate total purchases by Old Natus from each supplier during such fiscal year.

                       (c) Except as set forth in Schedule 6.18(c), since January 1, 1996, there has not been any adverse change in the business relationship of Old Natus with any distributor or supplier which is material to the business or financial condition of the Business taken as a whole.


                                    Article 7
                      REPRESENTATIONS AND WARRANTIES OF ACM

            7.1 Due Authorization. ACM is a limited liability company duly formed and organized, validly existing and in good standing under the laws of the State of Arizona, and has the requisite limited liability company power and authority to own its assets and carry on its business as such business has been conducted. New Natus is a limited liability company duly formed and organized, validly existing and in good standing under the laws of the State of Arizona, and has the requisite limited liability company power and authority to own the Business Assets and carry on the Business.

            7.2 Valid, Binding and Enforceable. This Agreement constitutes, and each other agreement or instrument to be executed and delivered by ACM pursuant to the terms of this Agreement, when duly executed by Old Natus, will constitute, the legal, valid and binding obligation of ACM, enforceable against ACM in accordance with its terms, except as limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights.

            7.3 No Violations. Neither the execution or delivery of this Agreement or the Operating Agreement nor the consummation of the transactions contemplated hereby or thereby:

                       (a) requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of ACM;

                       (b) violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of ACM, violates or will violate any Law of any governmental or regulatory authority to which ACM, or any of its properties or assets are subject;

                       (c) violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Organization or Operating Agreement of ACM; or

                       (d) violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which ACM is a party or by which its properties may be bound.


                                    Article 8
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            8.1 Survival; Indemnification.

                       (a) The covenants, agreements, representations, and warranties of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Contribution Date for a period of two (2) years, except that any covenants, agreements, representations, or warranties relating to Tax matters shall extend until the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation, or warranty in respect of which indemnity may be sought under this Section 8.1 shall survive the time at which it would otherwise terminate pursuant to such sentence, if notice of the inaccuracy or breach thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought, prior to such time.

                       (b) Each party ("Indemnitor") shall protect, defend, indemnify and hold harmless each other party ("Indemnitee") from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by the Indemnitee and which are related to any breach by Indemnitor of its representations and warranties or obligations pursuant to this Agreement.

                       (c) If any actions, suit or proceeding shall be commenced, or any claim or demand shall be asserted, in respect of which the Indemnitee proposes to demand indemnification under Section 8.1 of this Agreement, the Indemnitor shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of its choice) in, the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel by the Indemnitee has been specifically authorized by the Indemnitor, or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor and the Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor. The Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement, including, without limitation, by making available all pertinent information under its control to the Indemnitor. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, provided, however that in the event the approval described above is withheld, then the liabilities of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of counsel fees accumulated at the time such approval is withheld.

            8.2 Transfer Taxes. Old Natus shall pay, or cause to be paid, all Taxes or recording fees imposed on any transfers by Old Natus of intangible personal property, including without limitation Intellectual Property, applicable to the transfers of the Business Assets contemplated by this Agreement and all sales and use Taxes applicable to transfers by Old Natus of the Business Assets contemplated by this Agreement.

            8.3 Tax Clearance Certificate. Old Natus shall provide to New Natus either any other tax clearance certificate required by any applicable Law as a result of the transactions effected thereby or an indemnity of New Natus for any loss incurred by reason of the failure to provide such certificates.



                                    Article 9
                                RIGHT OF CO-SALE


            9.1 Restricted Sales. By executing a copy of this Agreement, Mishkin agrees that he will not sell, transfer, assign or otherwise dispose of any interest in ACM or New Natus, other than to a Mishkin Affiliate, if immediately following such sale, the aggregate share of Membership Interests in New Natus held directly or indirectly, whether through ownership of Membership Interests in ACM or otherwise, by Mishkin Affiliates (the "Mishkin Interests") will be less than twenty percent of all Membership Interests outstanding (such sale a "Restricted Sale"), except in accordance with the terms of Sections 9.2 or 9.3 hereof.

            9.2 Right of Co-Sale. If Mishkin shall propose to sell, exchange or otherwise dispose of any interest in ACM or New Natus through a Restricted Sale, Mishkin shall promptly deliver to Old Natus a written notice (the "Co-Sale Notice") setting forth the name and address of the proposed transferee, the percentage of Membership Interest involved and the proposed consideration for the transfer. Old Natus shall have the right and option to participate in the proposed Restricted Sale described in the Co-Sale Notice in the manner described in this Section 9.2 by delivering written notice to that effect (the "Exercise Notice") to Mishkin within ten (10) business days after delivery of the Co-Sale Notice (the "Exercise Period"). If Old Natus delivers an Exercise Notice within the Exercise Period, Mishkin shall not sell any interest in ACM or New Natus to the proposed transferee unless such proposed transferee also agrees to purchase a sufficient portion of Old Natus' Membership Interest such that the proportion of the Membership Interests so sold by Old Natus to all Mishkin Interests purchased by the proposed transferee is at least equal to the ratio which the Membership Interests held by Old Natus bear to the total of all Mishkin Interests. If Old Natus does not deliver an Exercise Notice within Exercise Period, Mishkin may transfer his interest upon the terms set forth in the Co-Sale Notice.

            9.3 Certain Permitted Transfers. Notwithstanding anything to the contrary herein, this Section 9 shall have no application to any of the following:

                       (a) the sale of all or any portion of the Mishkin Interests through an underwritten public offering pursuant to a registration under the Securities Act of 1933; or

                       (b) any transfer of all or any part of the Mishkin Interests by Mishkin during his lifetime, or upon his death by will or intestacy, to or for the benefit of himself, his spouse, or other members of his family, whether by sale, exchange, gift, will or intestacy, or otherwise, in trust or otherwise; provided, however, that Section 9.1 of this Agreement shall continue to apply to such transferred Mishkin Interests.


                                   Article 10
                            MISCELLANEOUS PROVISIONS

            10.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

            10.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2 with appropriate notice in accordance with Section 10.8 of this Agreement.

            10.3 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

            10.4 Expenses. Except as otherwise contemplated by Section 8.1 hereof, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries, and accountants) incurred by any party in connection with the negotiation and execution of this Agreement and the Operating Agreement shall be borne by such party.

            10.5 Further Assurances. From time to time, at the request of a party and without further consideration, the other party, at its own expense, will execute and deliver such other documents, and take such other action, as the first party may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in New Natus good and valid title to the Business Assets.

            10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona (without regard to its conflicts of law doctrines). Any legal action or proceeding arising out of or relating to this Agreement or any transactions contemplated hereby shall be brought in the courts of the state of Arizona or of the United States of America for the District of Arizona. Each party hereto expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum, and consents to the service of process of any of the foregoing courts in any such legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 10.8 of this Agreement, such service to be effective 10 days after mailing.

            10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

            10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   If to Old Natus:

            c/o LecTec Corporation
            10701 Red Circle Drive
            Minnetonka, Minnesota 55343
            Attention:

                   If to New Natus:

            c/o Great Western Development
            3001 E. Camelback Road
            Phoenix, Arizona 85016
            Attention:  President

            10.9 Specific Performance. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

            10.10 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.11 Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, together with the Operating Agreement and the Distribution Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            10.12 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

            10.13 Inconsistency or Conflict. In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the Operating Agreement, the provisions of the Operating Agreement shall govern.

            10.14 Schedules. All Schedules attached hereto are hereby incorporated in and made a part as if set forth in full herein.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

            "ACM"                                   "OLD NATUS"
       ACM Investments, L.L.C., an              Natus Corporation, a Minnesota
       Arizona limited company                  corporation

       By:  Great Western Development
            Corporation, an Arizona
            corporation, Manager                /s/Kathleen A. Billings
                                                By:  Kathlen A. Billings
                                                   Its: President

       /s/Alan R. Mishkin
       By:  Alan R. Mishkin, President



            The undersigned, Alan R. Mishkin, acting in his individual capacity and dealing with his sole and separate property hereby guarantees the obligations of ACM Investments, L.L.C., contained in Section 2.3 of this Agreement, and agrees to be bound by the provisions of Section 9 of this Agreement.


                               /s/Alan R. Mishkin
                                 Alan R. Mishkin



THE FOLLOWING CONTRIBUTION AGREEMENT SCHEDULES HAVE BEEN OMMITTED:


SCHEDULE 3.1(A)
EQUIPMENT, FURNITURE AND OTHER TANGIBLE PROPERTY

SCHEDULE 3.1(B)
RAW MATERIALS, FINISHED GOODS, WORK-IN-PROCESS

SCHEDULE 3.1(C)
PATENTS, COPYRIGHTS, INTANGIBLE PROPERTY

SCHEDULE 3.1(D)
RIGHTS, CLAIMS, CAUSES OF ACTION

SCHEDULE 3.1(E)
CONTRACTS, AGREEMENTS, LEASES, AND LICENSES

SCHEDULE 3.1(F)
RECEIVABLES

SCHEDULE 3.1(G)
PREPAID EXPENSES

SCHEDULE 3.1(H)
PAYMENTS RECEIVED FOR PRODUCTS NOT YET SHIPPED

SCHEDULE 3.1(J)
DISTRIBUTORS, CUSTOMERS AND SUPPLIERS

SCHEDULE 3.2
OUTSTANDING PURCHASE ORDERS ASSUMED

SCHEDULE 5.1(G)
OLD NATUS OPINIONS OF COUNSEL

SCHEDULE 5.2(D)
NEW NATUS OPINIONS OF COUNSEL

SCHEDULE 6.6
BALANCE SHEET


THE FOLLOWING CONTRIBUTION AGREEMENT SCHEDULES HAVE BEEN OMMITTED:


SCHEDULE 6.7
BALANCE SHEET CHANGES

SCHEDULE 6.8
TAX MATTERS

SCHEDULE 6.8(C)
SALES TAX JURISDICTIONS

SCHEDULE 6.9(B)
UNCOLLECTIBLE RECEIVABLES

SCHEDULE 6.10(A)(II)
INTANGIBLE PROPERTY LICENSES AND AGREEMENTS

SCHEDULE 6.10(B)
INTANGIBLE PROPERTY EXCEPTIONS

SCHEDULE 6.11(A)
MATERIAL AGREEMENTS

SCHEDULE 6.13
EXCEPTIONS TO CONSENTS

SCHEDULE 6.14
LITIGATION

SCHEDULE 6.15
EXCEPTIONS TO COMPLIANCE WITH LAWS

SCHEDULE 6.17
CONSENTS, AUTHORIZATIONS AND APPROVALS

SCHEDULE 6.18(A)
DISTRIBUTORS

SCHEDULE 6.18(B)
SUPPLIERS

SCHEDULE 6.18(C)
MATERIAL CHANGES